EXHIBIT 10.37

HILL-ROM HOLDINGS, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
(EFFECTIVE <<GRANT DATE>>)

HILL-ROM HOLDINGS, INC. (the “Company”) hereby grants to <<Name>> (“Employee”), as of <<GRANT DATE>> (the “Grant Date”), pursuant to the provisions of the Hill-Rom Holdings, Inc. Stock Incentive Plan (the “Plan”), a Hill-Rom Holdings, Inc. Performance-Based Restricted Stock Unit Award (hereinafter called the “Award”) with a target opportunity with respect to <<Units>> shares of Common Stock, upon and subject to the terms and conditions set forth in this Agreement, the Award Notice (as defined below), the Plan and any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”). Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.    Award Subject to Acceptance of Agreement
The Award shall be null and void unless Employee shall accept this Agreement by executing it in the space provided therefor and returning an original execution copy of the Agreement to the Company (or electronically accepting this Agreement within the Employee’s stock plan account with the Company’s stock plan administrator according to the procedures then in effect).

2. No Rights as a Stockholder

Employee shall have no rights as a stockholder (including, without limitation, voting rights or the right to receive ordinary cash dividends) with respect to any shares of Common Stock covered by this Award until such shares are delivered to the Employee pursuant to this Agreement.

3.     Vesting

(a)    Performance-Based Vesting Condition. Subject to the remainder of this Section 3, the Award shall vest pursuant to the terms of this Agreement based on the achievement of the performance goals (the “Performance Goals”) set forth in the Award Notice delivered concurrent with this Agreement (the “Award Notice”) over the performance period set forth in the Award Notice (the “Performance Period”), provided that that the Employee remains continuously employed by the Company or any of its Subsidiaries (as applicable, the “Employer”) through the end of the Performance Period. Attainment of the performance goals shall be determined and certified by the Committee in writing prior to the settlement of the Award. Any fractional Restricted Stock Units earned based on the achievement of the Performance Goals shall be rounded up to the next whole Restricted Stock Unit. Subject to the remainder of this Section 3, any portion of the Award that does not become vested shall be forfeited by Employee without the payment of any consideration or further consideration by the Company.
(b)    Service-Based Vesting Condition.

(i)    General. Except as otherwise provided herein, upon the Employee’s termination of employment for any reason before the end of the Performance Period, the Award shall be forfeited by the Employee without the payment of any consideration or further consideration by the Company, and neither the Employee nor any successors, heirs, assigns, or legal representatives of the Employee shall thereafter have any further rights or interest in such forfeited Award. Temporary absences from employment in accordance with Company policies because of illness, vacation or leave of absence and transfers among the Company and/or any of its Subsidiaries shall not be considered terminations of employment. For purposes of this Award and the Plan, the Committee shall have absolute discretion to determine the date and circumstances of termination of the Employee’s employment, and its determination shall be final, conclusive and binding upon the Employee. Notwithstanding anything herein to the contrary, the transfer of the Employee’s employment from the Company to any of its Subsidiaries or from one of the Company’s Subsidiaries to the Company or another of the Company’s Subsidiaries in connection with a Distribution (as defined below) or disposition shall not constitute a termination of employment for purposes of this Award, and the Employee’s employment will be deemed to continue for purposes of this Award until otherwise terminated as provided herein. In particular, if the Employee transfers employment from the Company to any of its Subsidiaries or from one of the Company’s Subsidiaries to the Company or another of the Company’s Subsidiaries in connection with or in anticipation of a Distribution or disposition, such transfer of employment shall not constitute a termination of employment for purposes of this Award, and the Employee’s employment will be deemed to continue for purposes of this Award until otherwise terminated as provided herein.

(ii)    Termination of Employment due to Death or Disability. Notwithstanding the foregoing, upon the termination of the Employee’s employment with his or her Employer before the end of the Performance Period by reason of death or disability, as determined by the Committee, the Award shall vest assuming the Performance Goals were achieved at the target performance level for purposes of Section 3(a) and the Award Notice. Neither the Employee nor his or her successors, heirs, assigns, or legal representatives shall have any rights to any additional shares, regardless of the Company’s achievement of the Performance Goals during the Performance Period.

(iii)    Termination of Employment due to Retirement. In the event of the termination of Employee’s employment with his or her Employer before the end of the Performance Period by reason of retirement after attaining age fifty-five (55) and completion of ten (10) years of continuous employment (“Retirement”), then the Award shall vest based on the Company’s achievement of the Performance Goals during the Performance Period; provided, however, if Employee’s Retirement occurs prior to the one-year anniversary of the Grant Date, the Award shall vest on a pro rata basis based on the Company’s achievement of the Performance Goals during the Performance Period and the number of days employed by the Employer prior to the one-year anniversary of the Grant Date. The portion of the Award that does not vest in accordance with this Section 3(b)(iii) shall be forfeited by the Employee.

(c)        Change in Control.

(i)    Satisfaction of Performance Goals. If a Change in Control occurs prior to the end of the Performance Period, the Performance Goals shall be deemed to have been satisfied based on the level set forth in the Award Notice and the Employee shall have no further rights to any additional shares. Following a Change in Control, the Employee shall remain subject to the service-based vesting conditions set forth in this Agreement. If the Change in Control occurs after the date on which the Employee’s employment is terminated by reason of Retirement, the number of Restricted Stock Units earned for purposes of Section 3(b)(iii) shall be determined as of the date of the Change in Control in accordance with this Section 3(c) and, subject to Section 15, the Award shall be settled within 30 days following such Change in Control.

(ii)    Qualifying Termination of Employment Following a Change in Control. The Award shall vest in full, based on the deemed attainment level set forth in Section 3(c)(i), in the event the Employee’s employment with his or her Employer terminates for any reason other than on account of death, disability, Retirement or for Cause (as defined below) or by Employee for Good Reason (as defined below) after the occurrence, but before the second anniversary, of (A) a Change in Control or (B) a sale, transfer or disposition of substantially all of the assets or capital stock of a Subsidiary or division of the Company or one of its Subsidiaries for whom the Employee is employed at the time of such Change in Control, sale, transfer or disposition. Notwithstanding anything herein to the contrary, the distribution by the Company to Company shareholders of any or all of the shares of common stock of any of its Subsidiaries (“Distribution”) shall not constitute an event causing the Award to become vested as described in this section. In consideration of the grant of this Award, the Employee hereby agrees and acknowledges that any provisions in an employment agreement and/or a change in control agreement between the Employee and his or her Employer related to the vesting of awards granted under the Plan shall not apply and have no effect with respect to this Award, and that the vesting of this Award upon a Change in Control shall be governed solely by this Award.

(d)    Definitions.

(i)    Cause. For purposes of this Agreement, "Cause" shall have the meaning set forth in Employee’s employment agreement with Employee’s Employer or, if Employee does not have an employment agreement with his or her Employer that defines Cause, then Cause shall mean the Employer's good faith determination that Employee has: (A) acted with gross neglect or willful misconduct in the discharge of Employee’s duties and responsibilities or refused to follow or comply with the lawful direction of the Employer or the terms and conditions of any applicable employment agreement, providing such refusal is not based primarily on Employee’s good faith compliance with applicable legal or ethical standards; (B) acquiesced or participated in any conduct that is dishonest, fraudulent, illegal (at the felony level), unethical, involves moral turpitude or is otherwise illegal and involves conduct that has the potential, in the Employer's reasonable opinion, to cause the Company, a Subsidiary, its officers or its directors embarrassment or ridicule; (C) violated a material requirement of any Company or Subsidiary policy or procedure, specifically including a violation of the Company's Code of Ethics or Associate Policy Manual; (D) disclosed without proper authorization any trade secrets or other confidential information; (E) engaged in any act that, in the reasonable opinion of the Employer, is contrary to its best interests or would hold the Company, a Subsidiary, the Company’s officers or directors up to probable civil or criminal liability, provided that, if Employee acts in good faith in compliance with applicable legal or ethical standards, such actions shall not be grounds for termination for Cause; or (F) engaged in such other conduct recognized at law as constituting Cause.

(ii)    Good Reason. For purposes of this Agreement, "Good Reason" shall have the meaning set forth in Employee’s change in control agreement with Employee’s Employer or, if Employee does not have a change in control agreement with his or her Employer that defines Good Reason, then Good Reason shall mean the occurrence, without Employee’s consent, of any of the following acts by Employee’s Employer, or failures by Employee’s Employer to act (each a “Good Reason Condition”), provided Employee provides written notice to the Company of the occurrence of the Good Reason Condition within ten (10) business days after Employee has knowledge of it; Employee’s Employer fails to notify Employee of the Employer’s intended method of correction within thirty (30) business days after the Employer receives Employee’s notice, or the Employer fails to correct the Good Reason Condition within thirty (30) business days after such notice; and Employee resigns within ten (10) business days after the end of the 30-business-day period after Employee’s notice: (A) a material diminution in Employee’s duties; (B) a material reduction in the amount of Employee’s base salary or the discontinuation or material reduction of Employee’s participation at the same level of eligibility as compared to other peer employees in any incentive compensation, subject to Employee’s understanding that such reduction(s) shall be permissible if the change applies in a similar way to other peer level employees; or (C) the relocation of the Company’s principal executive offices or Employee’s place of work to a location requiring a change of more than fifty (50) miles in Employee’s daily commute.

4.    Issuance or Delivery of Shares

Subject to Section 15 and except as otherwise provided for herein, all shares of Common Stock to be delivered to the Employee shall be delivered as soon as administratively possible after the conclusion of the Performance Period, but no later than March 15th of the calendar year immediately following the calendar year in which the Performance Period is completed; provided, however, shares of Common Stock delivered due to the Employee’s termination under Section 3(b)(ii) or 3(c)(ii) shall be delivered within sixty (60) days after the Employee’s termination provided that the Employee shall have no right to designate the calendar year in which the shares will be delivered.
5.    Compliance With Securities Laws

Prior to the receipt of any certificates for shares of Common Stock pursuant to this Award, the Employee (or the Employee’s beneficiary or legal representative upon the Employee’s death or disability) shall enter into such additional written representations, warranties and Awards as the Company may reasonably request in order to comply with applicable securities laws or with this Award.
6.    Stock Ownership Guidelines

If applicable to Employee’s position, the Employee (or the Employee’s beneficiary or legal representative upon the Employee’s death or disability) shall be bound by the “Stock Ownership Guidelines” of the Company as may be in effect from time to time.
7.    Withholding

Any payment of Common Stock under this Award shall be subject to applicable federal and state withholding requirements (the “Required Tax Payments”). If Employee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Employee. The Employee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (A) in cash; (B) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be issued or transferred to Employee having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (D) any combination of (A), (B) and (C). Shares of Common Stock to be delivered to the Company or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by Employee. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.
8.    Designation of Beneficiary

The Employee shall be permitted to provide to the Committee a beneficiary designation for receipt of his or her Award after death. If the Employee fails to designate a beneficiary, or if the designated beneficiary predeceases the Employee, the Award shall be paid to the deceased Employee’s spouse, if living, or if such spouse is not living, to the deceased Employee’s estate.

9.    Non Transferability

(a)    The Award and the underlying Restricted Stock Units may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered by the Employee and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by a voluntary act of the Employee or any agent of the Employee or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company, its successors or any agent thereof.

(b)    No amounts payable under the Award shall be transferable by the Employee other than by his designation of a beneficiary pursuant to Section 8. The amounts payable under the Award shall be exempt from the claims of creditors of the Employee and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.
10.    Forfeiture
The Award and any Common Stock acquired hereunder and any gain from the sale of any Common Stock acquired hereunder are required to be forfeited by Employee, including after vesting, if, during Employee’s employment or within one (1) year following Employee’s termination of employment (or any longer period specified in any applicable employment or severance agreement with the Company), Employee engages in Disqualifying Conduct, which shall mean: (A) Employee’s performance of service (including service as an employee, director, or consultant) for a competitor of the Company or its Subsidiaries or the establishing by Employee of a business which competes with the Company or its Subsidiaries; (B) Employee’s solicitation of employees or customers of the Company or its Subsidiaries; (C) Employee’s improper use or disclosure of confidential information of the Company or its Subsidiaries; or (D) Employee’s material misconduct in the performance of Employee’s duties for the Company or its Subsidiaries, as determined by the Committee.
11.    Agreement Subject to the Plan
This Agreement is subject to the provisions of the Plan (including, without limitation, Sections 4.4, 15.1 and 16.2) and shall be interpreted in accordance therewith. In the event that the provisions of this Agreement and the Plan conflict, the Plan shall control. Employee hereby acknowledges receipt of a copy of the Plan.
12.    No Guarantee of Employment
The grant of this Award does not constitute an assurance of continued employment for any period or in any way interfere with the Company’s right to terminate Employee’s employment or to change the terms and conditions of Employee’s employment.
13.    Other Plans
Employee acknowledges that any income derived from the Award (or the sale of Common Stock underlying the Award) will not affect Employee’s participation in, or benefits under, any other benefit plan maintained by the Company.
14.    Administration
The Committee has the sole power to interpret the Plan and this Agreement and to act upon all matters relating to Awards granted under the Plan. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan by the Committee shall be final, binding, and conclusive.

15. Code Section 409A

The Plan is intended to comply with, or otherwise be exempt from, Code Section 409A. The Plan shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom. Should any provision of the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Employee, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. To the extent this Agreement provides for the Award to become vested and be settled upon the Employee’s termination of employment, the applicable shares of Common Stock shall be transferred to the Employee or his or her beneficiary upon the Employee’s “separation from service,” within the meaning of Section 409A of the Code. If any of the payments under this Award are subject to Code Section 409A and the Company determines that the Employee is a “specified employee” under Code Section 409A at the time of the Employee’s separation from service, then each such payment that is payable on account of a “separation from service” will not be made until the date which is the first day of the seventh month after the Employee’s separation from service, and any payments that otherwise would have been paid during the first six months after the Employee’s separation from service will be paid in a lump sum on the first day of the seventh month after the Employee’s separation from service or upon the Employee’s death, if earlier.  Such deferral will be effected only to the extent required to avoid adverse tax treatment to the Employee, including (without limitation) the additional twenty percent (20%) federal tax for which the Employee would otherwise be liable under Code Section 409A(a)(l)(B) in the absence of such deferral.

Effective Date: _<< DATE>>_________________

HILL-ROM HOLDINGS, INC.

Accepted: __<<NAME>>______________